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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE



FROM:         G.A. KRAUT COMPANY Inc.             [LOGO]

              275 Madison Avenue
              New York, NY 10016
              212-696-5600
              Contact: Jeffrey Luth

FOR:          Hanover Compressor Company
              12001 N. Houston Rosslyn
              Houston, TX  77086
              281-447-8787
              Contact: Mr. Michael J. McGhan



                    HANOVER COMPRESSOR COMPLETES $200 MILLION
                      TRANSACTION TO FUND GROWTH STRATEGIES


HOUSTON, TX - July 22, 1998 -- Hanover Compressor Company (NYSE:HC) announced today that it has completed a $200 million, 5 year lease transaction arranged by Chase Securities Inc. The transaction has been structured as a sale lease back of compression equipment with a newly formed Trust and will be accounted for as an operating lease. Under the agreement, the compression equipment will be sold to the Trust and leased back by Hanover for a 5 year period and will continue to be deployed the Company's normal operating procedures. Additionally, Hanover has the option to repurchase the equipment from the Trust at any time.

Proceeds from the transaction will be used to repay borrowings under the Company's existing revolving credit facility. As of the completion of this transaction, Hanover has $180 million of availability under its existing revolving credit facility to fund the Company's ongoing working capital requirements and expansion plans.

As a result of the transaction, Hanover's annualized depreciation expense will decrease by approximately $7.5 million. The Company will incur annual operating lease expense of approximately $14 million (or 7% of the $200 million sale proceeds), an amount equivalent to the annual interest expense of the revolving credit debt that was repaid as a result of the sale.

"This transaction represents an important component of our plan to expand Hanover's cash flow, earnings and equity value," said Michael J. McGhan, President and CEO of Hanover Compressor. "It allows Hanover to make better use of its borrowing capacity by employing a degree of financial leverage that is well supported by our strong cash flow at what we believe is an extremely attractive cost of capital."

                                     -more-


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"Importantly," Mr. McGhan continued, "we now have significantly enhanced both our financial flexibility and our capability to fund Hanover's growth. Following this transaction, our existing revolving credit facility is available to fund activities associated with our stated, four-part growth strategy of expanding domestic market share, increasing international penetration, facilitating compression outsourcing through acquisition leaseback transactions, and selectively pursuing industry Indeed, we've made important progress towards achieving these goals, as we recently completed two regional company acquisitions and two acquisition/leasebacks of customer-owned compressor fleets (including one with a Canadian operator), representing an aggregate investment by Hanover of approximately $30 million," McGhan added.

Hanover Compressor is the market leader in full service natural gas compression. Natural gas compressors play a critical role in facilitating the distribution of energy from its source to industrial, commercial and residential consumers. Hanover provides this equipment on a rental, contract compression, maintenance, and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. In addition, Hanove specialized fabrication of compressors and production equipment.





THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SECURITIES LITIGATION REFORM ACT RELATING TO THE EXPECTED IMPACT OF THE TRANSACTION ON THE COMPANY'S RESULTS FROM OPERATIONS AND ANTICIPATED GROWTH. THESE PROJECTIONS AND STATEMENTS REFLECT THE COMPANY'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED AS A RESULT OF CERTAIN FACTORS. A DISCUSSION OF THESE FACTORS IS INCLUDED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING ITS FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31,1997.


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